Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-216214 on Form S-3) of Physicians Realty L.P of our report dated February 27, 2020 with respect to the consolidated financial statements and schedule of Physicians Realty L.P. included in this Annual Report (Form 10-K) for the year ended December 31, 2019.

/s/ Ernst & Young LLP
Ernst & Young LLP

Chicago, Illinois
February 27, 2020